UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

LTX CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2594045
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

825 University Avenue, Norwood, Massachusetts	02062
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c),

please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of Class)

The undersigned registrant, LTX Corporation, a Massachusetts corporation (the “Registrant”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission on May 5, 1999 (the “Form 8-A”) as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended to include the following:

On June 20, 2008, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Credence Systems Corporation, a Delaware corporation (“Credence”), and Zoo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Credence (the “Merger”) and Credence will become a wholly-owned subsidiary of the Registrant. Concurrently with the execution of the Merger Agreement, the Registrant’s directors and executive officers entered into Stockholder Voting Agreements with Credence relating to the transactions contemplated by the Merger Agreement (the “Stockholder Voting Agreements”).

On June 20, 2008, prior to the execution of the Merger Agreement, the Registrant entered into an amendment (the “Rights Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of April 30, 1999, between the Registrant and Computershare Trust Company, N.A. (as successor rights agent to BankBoston, N.A.), as rights agent. The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Merger. The Rights Amendment provides, among other things, that none of (1) the approval, adoption, execution or delivery of the Merger Agreement, (2) the consummation of the Merger, (3) the approval, execution or delivery of the Stockholder Voting Agreements or (4) the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements, will result in the rights becoming exercisable or in Credence or its affiliates and associates being deemed an “Acquiring Person” under the Rights Agreement.

A copy of the Rights Amendment is attached hereto as Exhibit 4.5 and is incorporated herein by reference. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following exhibits attached hereto:

Exhibit Number
4.2	Amendment to Rights Agreement, dated as of February 14, 2003, between the Registrant and EquiServe Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on February 14, 2003).

4.3	Amendment No. 2 to Rights Agreement, dated as of January 27, 2004, between the Registrant and EquiServe Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on January 28, 2004).

4.4	Amendment No. 3 to Rights Agreement, dated as of March 7, 2008, between the Registrant and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A., as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2008 (File No. 000-10761), filed with the Securities and Exchange Commission on March 3, 2008).

4.5	Amendment No. 4 to Rights Agreement, dated as of June 20, 2008, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on June 23, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

LTX Corporation

Date: June 23, 2008	By:	/s/ Joseph A. Hedal
Joseph A. Hedal General Counsel and Secretary

Exhibit Index

Exhibit Number
4.2	Amendment to Rights Agreement, dated as of February 14, 2003, between the Registrant and EquiServe Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on February 14, 2003).

4.3	Amendment No. 2 to Rights Agreement, dated as of January 27, 2004, between the Registrant and EquiServe Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on January 28, 2004).

4.4	Amendment No. 3 to Rights Agreement, dated as of March 7, 2008, between the Registrant and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A., as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2008 (File No. 000-10761), filed with the Securities and Exchange Commission on March 3, 2008).

4.5	Amendment No. 4 to Rights Agreement, dated as of June 20, 2008, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761), filed with the Securities and Exchange Commission on June 23, 2008).

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